CONFIDENTIAL

March 12, 2015

Mr. Ludwig Melik
45 rue De Lindoso
Blainville, Quebec
Canada
J7B1Z7

Subject:    Separation Agreement
___________________________________

Dear Ludwig,

On February 2, 2015, we informed you that your employment with Upland Software Inc. (“Upland”) was terminated effective that day (the “Termination Date”). We hereby wish to formalize the terms and conditions of the termination of your employment pursuant to our recent discussions and email exchanges.

In recognition of your service and your contribution to Upland, we are willing to offer you the following in order to assist you in this time of transition:

Indemnity in lieu of notice

As per the “Amendment to Employment Agreement” dated December 18, 2012, as an indemnity in lieu of notice of termination, Upland will continue to pay you an amount equivalent to your base salary, according to the Upland pay schedule and less the usual deductions at source, until August 2, 2015, therefore for a period of six (6) months after the Termination Date. This indemnity in lieu of notice includes the indemnity provided for under the Civil code of Quebec.

Your Accrued Salary and Vacation

You will be paid your accrued salary and vacation pay up to the Termination Date in accordance with Upland’s standard payroll practice.

Based on Upland’s records, we have determined that you have 42.87 days of accrued vacation which represents an amount of CDN$52,132.32. This amount will be paid, less the usual deductions at source, on February 27, 2015.

Frost Tower, 401 Congress Avenue, Suite 1850, Austin, TX 78701-3788 | 855-944-PLAN | www.uplandsoftware.com

2014 M&A Bonus

Upland shall pay you the 2014 M&A bonus of an amount of CDN$51,104. CDN$22,953 of this amount will be paid in the form of an RRSP payment at your direction on or about February 26, 2015. The remainder of this amount being CDN$28,151, less the usual deductions at source, will be paid in the next regular payroll cycle following the execution of this agreement.

Stock Option Vesting

You currently hold the following options to purchase Upland Software, Inc. common stock, issued pursuant to the Amended and Restated Upland Software, Inc. 2010 Stock Plan (as amended, the “Plan”) and related stock option agreements (collectively, the “Stock Options”):

Grant Date	Shares Granted	Options Vested (as of 2/2/2015)	Per Share Exercise Price
October 10, 2012	20,478	11,262	$1.22
October 25, 2013	20,495	5,465	$1.77
March 31, 2014	24,594	2,869	$6.23

Immediately following your termination and without any break in service, you agree to provide consulting services to Upland Software, Inc. pursuant to a consulting agreement, in the form attached hereto as Exhibit A (the “Consulting Agreement”). During the term of the Consulting Agreement which expires on August 2, 2015, in lieu of monetary compensation for services, your Stock Options will continue to vest in accordance with the terms and conditions of the Plan and the applicable stock option agreements under which the grants of such Stock Options were made, as if your status as a Service Provider to Upland has been uninterrupted.

Upon the termination of the Consulting Agreement (which shall be no later than August 2, 2015), the remaining unvested option shares of the October 10, 2012 grant and the October 25, 2013 grant shall accelerate and become fully vested in lieu of incentive compensation satisfying the severance compensation requirements of your amended employment agreement and serving as additional consideration for any additional concessions or releases by you as a result of this Separation Agreement.

Group insurance

Your coverage under the Upland long-term disability insurance plan will end on the Termination Date.

Frost Tower, 401 Congress Avenue, Suite 1850, Austin, TX 78701-3788 | 855-944-PLAN | www.uplandsoftware.com

Your coverage under the Upland group insurance plans for medical and dental insurance, as well as your life insurance coverage, will end on August 2, 2015.

You have been informed of your conversion rights with respect to life insurance and you have indicated to us that you are satisfied with the individual coverage that you presently have.

Please contact the undersigned immediately upon having found new employment in which you will be covered by a group insurance plan as your coverage under any Upland insurance plan will terminate as of your first day of employment with your new employer.

Record of Employment

You will receive your Record of Employment for employment insurance purposes.

Expenses and Expense Allowance

Upland will provide you with payment for all justified outstanding business expenses incurred up to and including the Termination Date. Upland shall provide you with an expense allowance of up to CDN$30,500 during the period started January 1, 2015 through the end of the pay continuance period for reasonable expenses incurred by you in the course of performing your duties under this agreement or your Consulting Agreement in a timely manner and in accordance with the policies and procedures established by Upland or Upland Software, Inc. from time to time and provided that proper supporting receipts are submitted consistent with Section 7.2 of your Employment Agreement. At your request, Upland will pay the unused portion of this expense allowance in the form of a bonus or a retirement plan contribution. Please submit all claims for expenses to Upland by no later than February 28, 2015. You acknowledge that you are solely responsible for any of your income taxes or payroll taxes due on any amounts historically paid to you by Upland, Silverback Enterprise Group, Inc., Upland Software, Inc., or Tenrox, Inc. (pre or post acquisition by Upland) whether such expense allowance payments have been supported by valid expense receipts or not and whether such expense allowance payments have been reported as taxable or non-taxable income to you to the various income tax or payroll tax compliance authorities. To be clear, you hold Upland, Silverback Enterprise Group, Inc., Upland Software, Inc., and Tenrox, Inc. harmless for any of your historical payroll or income tax reporting which may or may not have been reported correctly to any applicable tax compliance authorities.

Resignation From Officer’s Position

We hereby acknowledge receipt of your letter dated February 2, 2015 whereby you resigned from your position as President of Upland Software, Inc. and from all other officer positions of Upland Software, Inc. and any of its subsidiaries, effective February 2, 2015.

Non-Competition and Non-Solicitation

Frost Tower, 401 Congress Avenue, Suite 1850, Austin, TX 78701-3788 | 855-944-PLAN | www.uplandsoftware.com

As we have discussed, in consideration for the offer contained herein, you expressly undertake to satisfy your obligations regarding non-competition and non-solicitation as per your Employment Agreement dated February 10, 2012 (“Employment Agreement”) and you acknowledge that these obligations shall remain in full force and effect until February 1, 2016. You further agree not to contest the validity or enforceability of the non-competition and non-solicitation provisions contained at section 11 of the Employment Agreement.

Property belonging to Upland and Computer Access

Please return all property belonging to Upland which is in your possession, including Upland security cards and Upland keys, as well as all documents and files. Also, please provide us with all passwords, identifications and codes to all systems, computers, programmes, software and Websites belonging to or containing Upland information or documents.

As discussed, Upland is hereby transferring ownership to you of the following devices:

1)	A MacBook Pro laptop computer with serial number C02LV2GRFH05;

2)	A iPhone 5 phone computer with serial number DQGNM1UCFH1G;

However, we do ask that you meet with a member of our IT team in order to allow for the transfer of all Upland files and documents from these devices to Upland devices and to ensure that all Upland files and documents are deleted from your devices.

We also ask that you not make or retain any copies of any documents of files belonging to or containing confidential information which belongs to Upland, including any documents or files relating to clients or to financial matters.

Tax Treatment

Upland shall make any payments under the present offer in the most fiscally advantageous manner, subject to applicable laws and regulations. Kindly provide the undersigned with your requests in this regard at your earliest convenience.

Finally, we remind you of your legal obligations of loyalty and confidentiality towards Upland, which continue for a reasonable period following the termination of your employment. We trust that you will fully satisfy these obligations. In particular, you shall not make any disparaging comments regarding Upland and its directors, officers and employees.

We hope that you will consider this separation agreement to be fair and reasonable given the circumstances. This offer is conditional to you executing the attached release. We encourage you to take some time to review this offer as well as the release and to consult a legal advisor of your choice.

Frost Tower, 401 Congress Avenue, Suite 1850, Austin, TX 78701-3788 | 855-944-PLAN | www.uplandsoftware.com

If you decide to accept our offer, please send a signed copy of this letter and of the attached mutual release to me, at the latest on February 24, 2015. In the event that we do not receive your written acceptance of this offer by that date, Upland will pay you the indemnity in lieu of notice required by the Amendment to Employment Agreement and you will be deemed to have renounced to all of the terms and conditions contained in the present letter, all of which will become null and void.

We wish you all the best in your future endeavours and we thank you for your contribution to Upland.

Sincerely,

Upland Software Inc. /s/ Michael Hill Michael Hill, Corporate Secretary	Upland Software, Inc. /s/ Michael Hill Michael Hill, CFO

ACCEPTANCE

I, Ludwig Melik, having had the opportunity to review the terms of this offer of termination, along with the attached Release and Discharge, and to receive counsel from an independent legal advisor, understand and accept the offer as written and I agree to comply with the terms, conditions and obligations in the release and discharge.

/s/ Ludwig Melik
Signature                        Date: 3/19/15

Frost Tower, 401 Congress Avenue, Suite 1850, Austin, TX 78701-3788 | 855-944-PLAN | www.uplandsoftware.com

RELEASE AND DISCHARGE

Further to the letter issued by Upland Software Inc. (“Upland”) dated March 12, 2015 (the “Letter”) and in consideration for my acceptance of the offer therein contained, I, Ludwig Melik, do hereby, in my name and that of my successors, heirs and assigns, fully and irrevocably release and discharge Upland, its subsidiaries, affiliated, associated or parent companies, and their directors, officers, agents, representatives, employees and mandatories, of any and all claims, actions or demands which I ever had, now have or hereafter may have by reason of or in any way related to my employment or the termination of my employment with Upland, or my contract of employment generally, pursuant to any applicable laws, including in equity, contract or tort, or under the Civil Code of Québec, the Act respecting Labour Standards, the Charter of Human Rights and Freedoms, the Act respecting Industrial Accidents and Occupational Diseases, the Act respecting Occupational Health and Safety and the Labour Code, and any other statute or regulation pertaining to my employment or the termination thereof.

My execution of this release and discharge confirms that I have entered into a full and final settlement relative to any claims which I may have against Upland. I acknowledge that the payment by Upland of the amounts described in the Letter and any related document covers any and all notice of termination or indemnity in lieu thereof required to be given by law, including, without limiting the generality of the foregoing, any and all vacation indemnity, bonuses, holiday pay, life insurance benefit or coverage, disability insurance, healthcare or other insurance, as well as any contributions, benefits or incentive plans owed under any law or contract whatsoever.

I further undertake to hold harmless and indemnify Upland from and against all claims, damages, losses or expenses incurred by Upland relating to payments made during my employment or pursuant to the Letter, regardless of the cause or of the nature of the claim including all debts due to federal and provincial tax authorities or other competent authorities, including assessments, reassessments, penalties and interests.

I recognize that, unless otherwise specified in the Letter, I was and still am, required to return all property and records belonging to Upland that were, or continue to be in my possession or which I borrowed from Upland. I hereby agree to return all keys, passes and documents relating to the operations of Upland that came into my possession during the course of my employment, as well as Upland’s equipment such as computers, software, cell phones, pagers and credit cards.

I agree not to disclose to any person any of the terms and conditions of my termination settlement and of this Release and Discharge or any of the negotiations related thereto, save and except for the

Frost Tower, 401 Congress Avenue, Suite 1850, Austin, TX 78701-3788 | 855-944-PLAN | www.uplandsoftware.com

members of my immediate family or my legal and financial advisors, if they agree to keep this information confidential, or as may be required by law.

I also agree to abide by the terms and conditions of the Letter and I agree to satisfy any and all obligations contained in my Employment Agreement dated February 10, 2012.

It is understood and agreed that the aforementioned consideration does not constitute an admission of liability on the part of Upland.

I acknowledge that I was given sufficient time to review the terms and conditions of the Letter and of the present Release and Discharge and to seek independent legal advice before executing this document. After having been satisfied that the present transaction is just and reasonable in the circumstances, I acknowledge having executed it freely, voluntarily, and after just consideration.

The present Release and Discharge constitutes a transaction within the meaning of Sections 2631 and following of the Civil Code of Quebec.

The present Release and Discharge shall benefit to the successors and assigns of Upland and shall bind my heirs, executors, successors and assigns.

I hereby confirm my express wish that the present Release and Discharge and all documents directly and indirectly related hereto be drawn up in English. Je reconnais de manière expresse mon désir que la présente entente ainsi que tous les documents et conventions qui s’y rattachent directement ou indirectement soient rédigés en langue anglaise.

IN WITNESS THEREOF, I HAVE SIGNED IN Blainville, Quebec,

on this     19th day of March 2015.

/s/ Taline Tanachian                 /s/ Ludwig Melik
Witness                        Ludwig Melik

EXHIBIT A

Consulting Agreement

Frost Tower, 401 Congress Avenue, Suite 1850, Austin, TX 78701-3788 | 855-944-PLAN | www.uplandsoftware.com